                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                 For the quarter
                                                                  ended March 31,
                                                                 2004       2003
                                                               --------    -------
Net Earnings                                                   $ 36,957    $41,327

Average common shares outstanding                                60,738     59,250

Net earnings per share - basic                                 $   0.61    $  0.70

Average common share equivalents outstanding                     64,236     62,618

Net earnings per share - diluted                               $   0.57    $  0.66

All share data has been adjusted to reflect the 2 for 1 stock dividend issued on May 15, 2003.

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